Exhibit 99.1

For release April 14, 2004, at 4:00 p.m. Eastern

Planar announces quarterly results and fiscal-year outlook

BEAVERTON, Ore. – April 14, 2004 – Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, recorded sales of $58.6 million in the quarter ended March 26, 2004, down 2 percent versus the year-ago quarter and down 7 percent sequentially. Net income per share was $0.05.

“I want to assure all the company’s stakeholders that we’ve identified the issues behind this quarter’s poor results, learned from and quickly reacted to them, and are therefore stronger going forward,” said Balaji Krishnamurthy, chairman, president and CEO. “Though bottom-line results for the remainder of this fiscal year are likely to fall well short of last year, there is no question the company is well positioned in three promising segments of the rapidly growing flat-panel display market, and the long-term picture remains bright.”

Gross profit for the quarter, as a percentage of sales, was 22.7 percent, down from 32.2 percent recorded a year ago and 26.2 percent in the previous quarter. Gross profit was negatively impacted by approximately $1.6 million of costs which are not expected to recur, mainly from a transition to offshore manufacturing and pricing changes associated with the February launch of a major strategic initiative in the company’s medical business segment. In addition, a write-down of an equity investment in a Taiwanese manufacturing company resulted in a $0.4 million charge to non-operating expense. Quarterly operating profit was 2.6 percent of sales, down from 9.6 percent a year ago and 8.1 percent last quarter.

Sales in the company’s medical segment were $18.9 million, down about 17 percent versus last year but up 7 percent from the previous quarter. The sequential increase was primarily due to strength in the company’s point-of-care workstations and embedded displays. The year-over-year decline relates primarily to a rapidly shifting competitive environment in the digital imaging sector, which the company’s new strategy is intended to address.

“While the changeover in digital imaging has not been easy, our shift to an aggressive strategy of making excellence more affordable and accessible for a wider range of healthcare customers is already bearing fruit and I’m confident we chose the right course. The strategy should gain traction in the coming quarters,” said Krishnamurthy. “It’s clear that the movement from film to filmless imaging is a pervasive shift that healthcare institutions worldwide are adopting. As this market matures and the technology inevitably becomes less differentiated, we’re actively deploying Planar’s competitive advantages in brand strength, channel partnerships and the pricing power enabled by the scope and scale of our supply chain.”

Planar’s commercial segment recorded sales in the quarter of $26.2 million, up 31 percent from last year but down 15 percent compared with last quarter. The sequential decline was primarily due to the company choosing not to participate in certain reseller programs during the quarter that it believed were not sound risks. Consistent with its preference to grow in higher-margin sectors of the commercial market segment, Planar launched new 19- and 20-inch desktop monitor products during the quarter.

“Previous experience taught us about the dangers of committing to high-cost inventory of low-margin products in the midst of unusual commodity supply dynamics. Good decision-making about such risks is part of the valuable competency our commercial business creates in our supply-chain management team, and we’re increasingly applying this expertise in our other businesses,” said Krishnamurthy.

Industrial segment sales in the second quarter were $13.4 million, down about 22 percent compared to last year and down 5 percent sequentially. Declines in the company’s mature component products impacted the quarterly results as expected. A notable design win for the company’s proprietary electroluminescent technology was secured for an application in European public-safety vehicles.

Planar’s second quarter sales outside the U.S. were 18 percent of the total, down from 22 percent last year but up from 15 percent last quarter. The company’s commercial business segment does not sell outside of North America. Backlog moved down slightly during the quarter, and is expected to decline over the long run as an increasing portion of the company’s business operates on a ship-to-order basis.

The company’s cash position ended the quarter at $41.9 million, down $2.7 million versus the prior quarter primarily due to increased commercial-product inventories offset by higher accounts payable. Total debt and capital leases held approximately steady with prior quarters at $10.5 million. Planar’s cash generation from operations benefits from capital expenditures being below depreciation and amortization.

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially.

“This updated outlook for the full fiscal year accounts for the impacts of this past quarter’s results and incorporates our latest assessment of the strategic changes we’ve initiated in our medical business and the continued volatility in supply for our commercial products. While we’re confidently pursuing improvement in each of our business units, it’s important that our guidance reflect prudence in setting external expectations,” concluded Krishnamurthy.

The company’s current expectations for the fiscal year ending September 24, 2004 are as follows:

•	Sales of about $260 million, of which commercial segment sales are expected to be about $125 million

•	Gross margins of approximately 24 percent of sales

•	Operating income of between 5 percent and 6 percent of sales

•	Effective tax rate in fiscal 2004 of about 35 percent

•	Net income of approximately $0.60 per diluted share, assuming average shares outstanding of 15.0 million

•	Cash from operations (defined as net income, plus depreciation and amortization, less capital expenditures) of about $15 million

Results and operational highlights for the second quarter will be discussed by Krishnamurthy and CFO Steve Buhaly in a conference call today, April 14, 2004, beginning at 5:00 p.m. Eastern Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay through April 28, 2004. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call within 24 hours after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc. is one of the world’s most accomplished providers of flat-panel displays with more than 20-years expertise in flat-panel innovation. The company provides the most dependable display solutions for demanding applications in industrial, medical, commercial and consumer markets. Planar’s customers depend on its award-winning displays in mission-critical moments, from making split-second medical decisions to catching late-breaking headlines. Founded in 1983, Planar is a global company with headquarters in Oregon. For more information, please visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	Mar. 26, 2004	Mar. 28, 2003	Mar. 26, 2004	Mar. 28, 2003
Sales	$58,614	$60,104	$121,513	$116,847
Cost of sales	45,330	40,726	91,768	80,703

Gross profit	13,284	19,378	29,745	36,144
Operating expenses:
Research and development, net	2,829	3,066	5,277	5,463
Sales and marketing	4,246	5,129	8,724	9,822
General and administrative	3,958	4,697	7,720	9,061
Amortization of intangible assets	708	708	1,416	1,416

Total operating expenses	11,741	13,600	23,137	25,762

Income from operations	1,543	5,778	6,608	10,382

Non-operating income (expense):
Interest, net	(85)	(349)	(342)	(821)
Foreign exchange, net	66	(51)	(3)	(83)
Other, net	(378)	3	(350)	10

Net non-operating expense	(397)	(397)	(695)	(894)

Income before income taxes	1,146	5,381	5,913	9,488
Provision for income taxes	402	1,830	2,070	3,227

Net income	$744	$3,551	$3,843	$6,261

Basic net income per share	$0.05	$0.25	$0.26	$0.45

Average shares outstanding - basic	14,598	13,936	14,562	13,864

Diluted net income per share	$0.05	$0.25	$0.26	$0.43

Average shares outstanding - diluted	14,852	14,391	14,937	14,414

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	Mar. 26, 2004	Sept. 26, 2003
ASSETS
Current assets:
Cash and cash equivalents	$41,944	$37,424
Accounts receivable	32,614	37,148
Inventories	45,193	39,255
Other current assets	13,593	11,536

Total current assets	133,344	125,363

Property, plant and equipment, net	18,454	19,898
Goodwill	49,001	49,001
Intangible assets	9,131	10,547
Other assets	7,673	5,027

	$217,603	$209,836

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,744	$20,076
Accrued compensation	4,045	5,560
Current portion of long-term debt and capital leases	642	12,373
Deferred revenue	438	410
Other current liabilities	13,973	13,498

Total current liabilities	43,842	51,917

Long-term debt and capital leases, less current portion	9,827	3,217
Other long-term liabilities	4,600	3,863

Total liabilities	58,269	58,997

Shareholders’ equity:
Common stock	130,140	126,947
Retained earnings	34,351	30,621
Accumulated other comprehensive loss	(5,157)	(6,729)

Total shareholders’ equity	159,334	150,839

	$217,603	$209,836

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

	Six months ended
	Mar. 26, 2004	Mar. 28, 2003
Cash flows from operating activities:
Net income	$3,843	$6,261
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,446	5,552
Deferred taxes	—	(28)
Decrease in accounts receivable	4,095	1,614
(Increase) decrease in inventories	(5,812)	818
(Increase) decrease in other current assets	(2,249)	328
Increase in accounts payable	4,711	3,049
Increase (decrease) in accrued compensation	(1,494)	596
Increase (decrease) in deferred revenue	22	(289)
Increase (decrease) in other current liabilities	1,071	1,338

Net cash provided by operating activities	8,633	19,239

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,008)	(853)
Increase in other long-term liabilities	—	109
(Increase) decrease in long-term assets	(104)	156

Net cash used in investing activities	(3,112)	(588)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(12,057)	(20,942)
Proceeds from long-term debt	6,936	—
Stock repurchase	(113)	(162)
Net proceeds from issuance of capital stock	3,193	2,094

Net cash used in financing activities	(2,041)	(19,010)

Effect of exchange rate changes	1,040	512

Net increase in cash and cash equivalents	4,520	153

Cash and cash equivalents at beginning of period	37,424	37,451

Cash and cash equivalents at end of period	$41,944	$37,604